                                                                EXHIBIT 10.1

CERTAIN PORTIONS OF THIS DOCUMENT FOR WHICH CONFIDENTIAL TREATMENT HAS BEEN REQUESTED HAVE BEEN REDACTED. REDACTIONS ARE INDICATED BY A DOUBLE PAIR OF
EMPTY BRACKETS ("[[      ]]").

                           GRAPE PURCHASE AGREEMENT


                                   BETWEEN


                       SCHEID VINEYARDS CALIFORNIA INC.


                                      AND


                     INTERNATIONAL DISTILLERS AND VINTNERS
                              NORTH AMERICA, INC.






                             DATED APRIL 15, 1998

                               TABLE OF CONTENTS

                                                                           PAGE

1.  SALE AND PURCHASE. . . . . . . . . . . . . . . . . . . . . . . . . . .   2
2.  TERM OF AGREEMENT. . . . . . . . . . . . . . . . . . . . . . . . . . .   3
3.  PURCHASE PRICE . . . . . . . . . . . . . . . . . . . . . . . . . . . .   3
4.  PAYMENT TERMS. . . . . . . . . . . . . . . . . . . . . . . . . . . . .   5
5.  FARMING PRACTICES AND DEVELOPMENT PLAN . . . . . . . . . . . . . . . .   5
6.  ANNUAL PLAN. . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   8
7.  ANNUAL REPORT. . . . . . . . . . . . . . . . . . . . . . . . . . . . .   9
8.  SCHEID TO CONSULT WITH IDV; RESPONSES TO EMERGENCIES . . . . . . . . .   9
9.  FROST PROTECTION . . . . . . . . . . . . . . . . . . . . . . . . . . .  10
10. HARVEST, DELIVERY AND ACCEPTANCE OF GRAPES . . . . . . . . . . . . . .  11
11. BULK TANK AND GONDOLA STANDARDS. . . . . . . . . . . . . . . . . . . .  12
12. COVENANTS, REPRESENTATIONS, AND WARRANTIES OF SCHEID . . . . . . . . .  12
13. INSPECTION AND WEIGHING. . . . . . . . . . . . . . . . . . . . . . . .  13
14. GRAPE QUALITY TARGETS AND STANDARDS. . . . . . . . . . . . . . . . . .  14
15. QUALITY PROBLEMS RELATED TO SCHEID PERFORMANCE . . . . . . . . . . . .  16
16. MECHANICAL GRAPE HARVESTING. . . . . . . . . . . . . . . . . . . . . .  16
17. PESTICIDES, HERBICIDES, NEMATOCIDES, ETC.. . . . . . . . . . . . . . .  17
18. AGRICULTURAL EMPLOYER. . . . . . . . . . . . . . . . . . . . . . . . .  17
19. ENTRY TO SCHEID'S PROPERTY . . . . . . . . . . . . . . . . . . . . . .  18
20. NON-ASSIGNMENT . . . . . . . . . . . . . . . . . . . . . . . . . . . .  18
21. MATTERS BEYOND SCHEID'S CONTROL. . . . . . . . . . . . . . . . . . . .  19
22. BINDING EFFECT . . . . . . . . . . . . . . . . . . . . . . . . . . . .  19
23. AUTHORITY. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  20
24. WAIVERS. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  20
25. CONFLICT OF PROVISIONS . . . . . . . . . . . . . . . . . . . . . . . .  20
26. ARTICLE HEADINGS . . . . . . . . . . . . . . . . . . . . . . . . . . .  20
27. CUMULATIVE RIGHTS. . . . . . . . . . . . . . . . . . . . . . . . . . .  20
28. RECORDING. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  20
29. NOTICES. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  20
30. TERMINATION. . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  21
31. GOVERNING LAW. . . . . . . . . . . . . . . . . . . . . . . . . . . . .  23
32. MEDIATION OF DISPUTES; ARBITRATION . . . . . . . . . . . . . . . . . .  23
33. ENTIRE AGREEMENT . . . . . . . . . . . . . . . . . . . . . . . . . . .  25
34. CONFIDENTIALITY. . . . . . . . . . . . . . . . . . . . . . . . . . . .  25
35. ATTORNEYS' FEES. . . . . . . . . . . . . . . . . . . . . . . . . . . .  25
36. DISCLAIMERS BY SCHEID. . . . . . . . . . . . . . . . . . . . . . . . .  25
37. CHANGES IN CRUSH REPORT. . . . . . . . . . . . . . . . . . . . . . . .  25
38. SEVERABILITY . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  26
39. BREACH . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  26

EXHIBITS

A    Property Description - {Omitted-See Exhibit 99.1}
B    Lease - {Omitted-See Exhibit 99.1}
C-1  Development Plan

C-2  Vineyard Layout Map - {Omitted-See Exhibit 99.1}
D-1  Examples of Purchase Price Adjustments
D-2  Direct Labor Rate Calculation
E    Operational Cost Categories

                             GRAPE PURCHASE AGREEMENT


          This Agreement is made as of the 15th day of April, 1998, by and between SCHEID VINEYARDS CALIFORNIA INC., a California corporation (hereinafter "Scheid"), and INTERNATIONAL DISTILLERS AND VINTNERS NORTH AMERICA, INC., a Connecticut corporation (hereinafter "IDV"), for the sale and purchase of the varieties of grapes as listed in Section 1 below (hereinafter "Grapes"), part of which were planted by Scheid in the Summer of 1997 and the balance of which are to be planted in the Spring of 1998 on the real property commonly known as Terra Vita Vineyard in the Hames Valley area near King City in Monterey County, California, State Pricing District No. 7, legally described as set forth on EXHIBIT A attached hereto (hereinafter, the "Property"):

          For the purpose of this Agreement, even though a portion of the Property was planted in the Summer of 1997, the vineyard planting and development period ("Development Period") shall be defined as calendar years 1998, 1999 and 2000.

          The nature of Scheid's interest in the Property and the basis of Scheid's ownership and control of the Grapes to be delivered is a lease (the "Lease") dated January 1, 1997, between Scheid and Sam Avila and Margaret J. Avila, as trustees under declaration of trust dated August 16, 1989, and Margaret J. Avila and Valarie Bassetti (also known as Valerie Bassetti), successor co-trustees of the testamentary trust of Joseph Laberere, deceased, and Sam Avila, also known as Samuel R. Avila, Jr., and Margaret J. Avila, husband and wife (collectively, the "Lessor"), a copy of which Lease is attached hereto as EXHIBIT B.

          The parties are entering into this Agreement with the mutual understanding and intention to provide a long-term source of supply of grapes for IDV at stable prices per ton, subject to certain minimum and maximum prices per acre, and to provide Scheid with a long-term customer for the entire output of Grapes from the Property and thereby provide Scheid with an opportunity to recoup and profit from the substantial investment required to develop and operate the Property as a vineyard. Scheid's willingness to agree to the maximum prices per acre set forth in this Agreement is premised, in part, on the parties' mutual expectations with respect to the development and operational plans for the Property and Scheid's assessment of the anticipated costs of such development and operation. IDV's willingness to enter into a long-term purchase agreement is premised on the fulfillment by Scheid of certain performance standards in connection with the development and operation of the Property and the farming, harvesting and delivery of Grapes on and from the Property, and on Scheid's supplying grapes of quality that can be used in IDV's premium wine program. The foregoing paragraph is subject to, and is not intended to modify, the rights and obligations of the parties as set forth below in this Agreement.

                                   AGREEMENT

          1. SALE AND PURCHASE. Subject to the terms and conditions of this Agreement, Scheid agrees to sell and deliver to IDV and IDV agrees to purchase from Scheid the total crop of Grapes grown on the following vineyard acreage on the Property at the per-ton or per-acre purchase price (the "Purchase Price") set forth in Section 3 hereof:


                         BLOCK                        NET VINE        YEAR
VARIETY                  NUMBERS*                       ACRES        PLANTED
-------                  --------                     -------        -------
Cabernet Sauvignon       D-3, D-4, D-5, E-1, E-2       116.87         1997

Cabernet Sauvignon       B-1, B-2, B-3, B-4, C-3,      161.40         1998
                         C-4

Sauvignon Blanc          D-1, D-2                       46.86         1997
                                                      --------
    TOTAL                                              325.13
                                                      --------
                                                      --------


*  As designated on EXHIBIT C-2.

          The estimated tons that will be delivered by Scheid to IDV under this Agreement for the Crop Years shown, as projected by the parties, are as follows ("Estimated Yield"):

                                  [[         ]]

          So long as Scheid complies with the Farming Standards (as defined herein) and so long as the same is not proximately caused by Scheid's intentional misconduct or failure to comply with the other provisions of this Agreement, (i) Scheid shall not be responsible for any failure to achieve the production levels set forth above, and (ii) the failure, in and of itself, to achieve any particular yield of Grapes shall not affect the respective rights and obligations of the parties under this Agreement; provided, however, that nothing contained in this Section 1 shall affect IDV's termination rights as set forth in Section 30 herein.

          2. TERM OF AGREEMENT. Unless earlier terminated, this Agreement shall become effective on the date first written above and shall continue for a period ending on December 31, 2014 (the "Initial Term"). If during the period from January 1, 2013, through March 31, 2013, neither party to this Agreement has given the other written notice of its decision to terminate this Agreement at the conclusion of the Initial Term, this Agreement shall be extended automatically beyond the Initial Term as set forth below. For purposes of this Agreement, a "Crop Year" shall mean a calendar year.

          If this Agreement has not terminated before or at the end of the Initial Term, this Agreement may be terminated thereafter by either of the parties upon written notice to the other, such notice to be delivered only during the period from January 1 through March 31 of any Crop Year. If such notice is timely given by either party, this Agreement shall terminate effective as of the December 31 next following delivery to IDV by Scheid of the second harvest of Grapes after such notice is given. For example, if notice of termination were to be given by one party to the other on January 15, 2017, this Agreement would terminate on December 31, 2018.

          3. PURCHASE PRICE. The purchase price ("Purchase Price") for Grapes delivered pursuant to the terms and conditions of this Agreement will be as follows:

                                   [[         ]]

          With respect to Grapes delivered pursuant to the terms of this Agreement in the Crop Year 2002 from vines planted in 1997, in the event the yield per acre for such Grapes for the Crop Year 2002 equals or exceeds
[[      ]] tons, the price per acre shall instead be [[   ]] per acre.  If,
in any Crop Year, the yield for a particular variety of Grapes grown and delivered in accordance with the terms of this Agreement and not properly
rejected by IDV exceeds [[          ]] tons per acre, IDV shall pay Scheid a
bonus (the "Bonus") equal to [[         ]], such Bonus to be paid to Scheid
within 30 days of completion of harvest of the variety exceeding such goal. In addition to the Purchase Price, IDV shall be obligated to pay to Scheid the harvest and delivery costs for the Grapes subject to the provisions of
Section 10 below.

          The Purchase Price per acre as set forth above shall be adjusted in the manner set forth below based on the Operational Costs (as defined below) in each odd-
numbered Crop Year commencing with Crop Year 2003 (each, an "Adjustment Crop Year"). The Purchase Price, as so adjusted, shall become effective with respect to the immediately succeeding Crop Year (e.g., the Crop Year 2004 in the case of the adjustment made based on the 2003 Adjustment Crop Year) and shall remain in effect until the end of the next Adjustment Crop Year with respect to which an adjustment is required to be made (e.g., the adjustment based on the 2003 Adjustment Crop Year shall remain effective for the 2004
and 2005 Crop Years).  [[         ]]  The Annual Report described in Section
7 below shall contain a detailed analysis of Scheid's Operational Costs and Direct Labor Rate (as defined below) for each Crop Year.

          If a Purchase Price adjustment is required to be made pursuant to the provisions of the immediately preceding paragraph, the percentage increase in the Purchase Price based on the Adjustment Crop Year 2003 shall
equal [[        ]].  If a Purchase Price adjustment is required to be made pursuant to the provisions of the immediately preceding paragraph, the percentage increase based on each Adjustment Crop Year thereafter shall equal
[[      ]].  Notwithstanding anything to the contrary herein, the percentage increase in the Purchase Price for any two year period following an
Adjustment Crop Year shall not exceed [[        ]].  As used herein, the term
"Scheid's Direct Labor Rate" shall mean the average hourly rate required to be paid by Scheid for labor directly involved in developing, farming or operating the Vineyard, taking into account both wages and benefits in the case of employees and taking into account hourly contract rates paid by Scheid for labor performed by third party contractors. In no event shall compensation and benefits paid to persons included as a part of Scheid's corporate overhead be included in calculating Scheid's Direct Labor Rate. Examples of the manner in which the Purchase Price adjustments described in this Section 3 are to be made are set forth in EXHIBIT D-1 attached hereto, and a calculation of Scheid's Direct Labor Rate as of the date of this Agreement is set forth in EXHIBIT D-2 attached hereto.

          Scheid's Operational Costs and Direct Labor Rate shall be calculated in accordance with generally accepted accounting principles applied on a basis consistent with the manner in which the same are being calculated as of the date of this Agreement, and the categories of the direct costs to be included in Scheid's Operational Costs shall be only those categories set forth on EXHIBIT E hereto.

          IDV shall have the right at reasonable times and on reasonable notice to Scheid to examine Scheid's books and records relating to the calculation of Scheid's Operational Costs and Scheid's Direct Labor Rate hereunder. Scheid agrees to cooperate with IDV and its agents and representatives in connection with any such examination.

          For purposes of this Agreement, and in particular for purposes of determining the Purchase Price hereunder, the term "acre" shall mean net vine acres, as described in the Development Plan (as defined herein).

          4.   PAYMENT TERMS.  The Purchase Price for each variety of Grapes
shall be payable as follows:  on or before [[          ]] of each Crop Year,
IDV shall make a payment to Scheid equal to [[        ]] of the reasonably
estimated Purchase Price (excluding Bonus) (i) per ton (in the case of the Crop Years 1998, 1999 and 2000), and (ii) per acre (in the case of the Crop Year 2001 and thereafter) multiplied by the number of acres of each such variety under cultivation during the applicable Crop Year; and the balance of the Purchase Price for each variety of Grapes shall be payable on or before
the later of [[       ]].  Harvest and delivery costs owing by IDV to Scheid
pursuant to the terms of this Agreement shall be paid by IDV to Scheid 30 days after the final delivery to IDV of each such variety of Grapes in accordance with the terms of this Agreement or on October 10 of the then current Crop Year, whichever is later.

          Scheid directs IDV to send such payments and make such checks payable to Scheid as follows:

          Scheid Vineyards California Inc.
          13470 Washington Boulevard, Suite 300
          Marina del Rey, CA  90292

Scheid may change such payment directions upon prior written notice to IDV pursuant to Section 29 hereof.

          5.   FARMING PRACTICES AND DEVELOPMENT PLAN.

               a. In developing, farming, operating and managing the vineyards (the "Vineyards") now or hereafter located on the Property, Scheid shall (and shall cause its agents, contractors and representatives (collectively, "Representatives") to) follow and comply with (x) the farming and development plan (the "Development Plan") attached hereto as EXHIBIT C-1,
     (y) each of the Annual Plans (as defined here), and (z) such other instructions, directions and guidance as IDV may give to Scheid from time to time in good faith (including without limitation those generated from IDV's Grower Feedback Loop program and IDV's Winegrowing Department.) To the extent not specifically otherwise provided in the Development Plan, an applicable Annual Plan or the instructions, direction and guidance described in clause (z) above, Scheid shall (and shall cause its Representatives to) perform such planting, preparation, tilling, cultivating, fertilizing, irrigating, pruning, spraying, weed and pest control, thinning of fruit and other farming and viticultural practices and acts in a manner considered at such time as customary in the district where the Grapes are grown for the production of high quality Grapes to be used in the production of wine of a quality being produced as of the date of this Agreement under IDV's varietal wine brands and for the attainment of the yields projected by the parties as set forth in Section 1 of this Agreement. Without limiting the foregoing and to the extent not specifically otherwise provided in the Development Plan, an applicable Annual Plan or the instructions, directions and guidance described in clause (z) above, Scheid's duties and responsibilities in developing, farming, operating and managing the Vineyards shall include the following:

                    (1) caring for and maintaining wells, pumps, pipelines, irrigation systems and other improvements on the Vineyard;

                    (2) ongoing general vineyard maintenance and repairs at the Vineyard;

                    (3) operating in a timely manner all frost protection and cooling systems now or hereafter located on the Vineyard;

                    (4) farming and harvesting the Grapes in a manner designed to meet all the provisions of Sections 14 and 15, hereof;

                    (5) harvesting the Grapes by hand or machine (as designated by IDV) and delivering them to such point of delivery as IDV shall designate;

                    (6) implementing and using viticultural practices, equipment and technology that are not customary on the date of this Agreement but which become customary in the future, subject, in the case of those items involving Specified Capital Costs (as defined below), to Section 5(c); and

                    (7) otherwise farming and managing the Vineyard with at least the same degree of care as is used by Scheid at other premium wine grape vineyards which are owned, leased or otherwise controlled by Scheid (excluding those managed by Scheid for the account of an unaffiliated third party) in the same district.

     All of the foregoing requirements and responsibilities of Scheid and its Representatives set forth in this Section 5.a. and in Section 5.b. are referred to herein as the "Farming Standards."

               b. Scheid hereby agrees to develop the Property pursuant to the block-by-block vineyard layout map, including roads and vine row patterns, attached hereto as EXHIBIT C-2. To the extent not otherwise specified on EXHIBIT C-1 or EXHIBIT C-2 hereto, Scheid and IDV shall mutually agree on the type of rootstock to be planted on the Property. At no time shall Scheid change the variety of Grapes grown on the Property or deviate in any significant respect from the plan, practices or guidelines attached hereto as EXHIBIT C-1 or EXHIBIT C-2 without the prior written consent of IDV.

               c. Except for harvesting and delivery costs and expenses and Specified Capital Costs as set forth below, Scheid shall be responsible for and pay when due any and all costs and expenses for the development, farming, maintenance, repair, care, operations and improvement of the Property during the term of this Agreement, including without limitation all costs and expenses incurred pursuant to or in connection with (i) implementing the Development Plan and each Annual Plan, (ii) equipment purchases, upgrades, replacements, maintenance and repair, and
     (iii) normal vineyard maintenance, repair and farming which a reasonably prudent vineyard owner and operator in the same district would make in the normal course. To the extent that new viticultural practices, equipment, or technology are introduced during the term of this Agreement which, if implemented, would in IDV's reasonable judgment improve the quality or quantity of Grapes being delivered by Scheid hereunder, or are instituted at other vineyards in which Scheid or its affiliates have an interest and which are comparable in terms of vineyard layout and design, Scheid, upon IDV's written request, shall reasonably implement such new practices, equipment, or technology at Scheid's sole cost, unless the same constitute Specified Capital Costs, in which event IDV shall pay or reimburse Scheid for all such Specified Capital Costs promptly after receiving detailed invoices therefor, unless another payment or recoupment method shall be agreed upon in writing.

               As used herein, the term "Specified Capital Costs" shall mean all capital costs and expenses directly attributable to capital improvements hereafter made to the Vineyard by Scheid at the written request of IDV or at the suggestion of Scheid if, but only if, agreed to in writing by IDV, which (i) are not included in or contemplated by the Development Plan, (ii) will not be offset by decreases in Scheid's overall costs and expenses during the remaining portion of the Initial Term (or any two-year period thereafter) of this Agreement which are attributable to such capital improvements, or (iii) are not customarily considered to be a part of normal vineyard maintenance, repair, farming, equipment replacements and purchases which a reasonably prudent vineyard owner and operator in the same district would make in the normal course. In the event of a dispute between the parties as to whether a particular cost or expense is a Specified
     Capital Cost, the matter shall be referred to dispute resolution as provided in Section 32 herein.

     6. ANNUAL PLAN. Before December 31 of each Crop Year commencing with the Crop Year 1999, Scheid shall submit to IDV a proposed written plan regarding the farming and viticultural practices to be used on the Property during the next succeeding Crop Year (the "Proposed Annual Plan"). The Proposed Annual Plan shall include the projected crop tonnage and harvest brix levels by variety, and, at a minimum, shall also set forth in detail the following information:

               a. The approximate amount and timing of irrigation which Scheid expects to undertake under normal conditions;

               b. The approximate amount and types of nitrogen-containing fertilizers and other nutrients which Scheid expects to apply, and the expected times of application;

               c. Any significant change from pruning and vine training techniques followed by Scheid in the Vineyard during the previous Crop Year, and any specific plans for thinning and leaf pulling;

               d. Any significant changes in farming or viticultural practices from the prior Crop Year intended to be adopted for the Crop Year covered by the Annual Plan, including such changes to be adopted that would involve Specified Capital Costs, it being understood that notwithstanding anything in this Agreement to the contrary, IDV need not pay or reimburse Scheid for any Specified Capital Costs unless IDV has first requested or approved the same in writing; and

               e. Such other information as IDV reasonably may request concerning viticultural practices which may be followed by Scheid.

     Scheid and IDV will meet to review and discuss the Proposed Annual Plan within 15 days following its submission to IDV at a mutually agreeable place and time. In connection with such review and discussion, Scheid will provide to IDV such additional information in its possession as may be reasonably requested by IDV. IDV may in good faith suggest revisions to the Proposed Annual Plan, which Scheid shall incorporate unless such proposed revision will materially deviate from the Development Plan, raise the Farming Standards in any material respect, or cause Scheid to incur Specified Capital Costs, unless, in the latter case, a mutually acceptable amendment to this Agreement is entered into by the parties which provides for the manner in which IDV is to bear and pay for such Specified Capital Costs. The Proposed Annual Plan shall be subject to the prior written approval of IDV, which shall not be unreasonably withheld or delayed. In the event that IDV does not approve a Proposed Annual Plan, it shall provide specific written notice to Scheid of those provisions of the Proposed Annual Plan to which it objects. Scheid shall thereupon implement the provisions of the Proposed Annual Plan not affected by IDV's objections, and in lieu of the provisions to which IDV has objected and until such time as the matter may be resolved by the parties in the manner provided in Section 32 or otherwise, such comparable provisions included in the Annual Plan in effect for the immediately prior Crop Year, with such changes as may be necessary or appropriate in light of the development of the Property. The Proposed Annual Plan or portions thereof as approved by IDV, together with such portions of the prior Crop Year's Annual Plan contemplated by the preceding sentence, is herein referred to as the "Annual Plan." Upon written approval by IDV, Scheid will implement the Annual Plan and not deviate from it in any significant respect without IDV's prior written consent.

          7. ANNUAL REPORT. Scheid shall supply to IDV on or before the 31st day of December a written Annual Report covering the Crop Year being completed, detailing the performance against the Annual Plan for such Crop Year, including crop tonnage and brix levels by variety, the viticultural practices used and the general quality of the Grapes delivered to IDV from the Property.

          8.   SCHEID TO CONSULT WITH IDV; RESPONSES TO EMERGENCIES.

          a. Scheid agrees to keep IDV or IDV's designated agents or representatives promptly and fully advised on at least a monthly basis, and in any event at such time as the circumstances reasonably require, of the progress of the Vineyard and of all significant actions taken or to be taken, by Scheid during each Crop Year that are not specifically contemplated by the Development Plan or the Annual Plan for such Crop Year. Scheid specifically agrees to advise IDV or IDV's designated agents or representatives of all events which materially adversely affect the growth and development of the Vineyard and/or the quality of the grapes produced and harvested therefrom. Scheid agrees to consult with IDV or IDV's designated agents or representatives as to any major decisions which are not specifically included in the applicable Annual Plan and which may arise with respect to the Vineyard, and to obtain the written consent of IDV or IDV's designated agents or representatives prior to making and implementing any such decision.

               b. Notwithstanding any other provision of this Agreement that otherwise requires Scheid to obtain the prior consent or approval of IDV or its designated agents or representatives before taking certain actions or omitting to take certain actions, in the event emergency circumstances arise with respect to the Property that would require prompt action on the part of a reasonably prudent vineyard farmer, and time does not reasonably permit the obtaining of any required consent or approval or such consent or approval is not reasonably obtainable, Scheid shall take all actions that under the circumstances would be taken by a reasonably prudent vineyard farmer to prevent or mitigate damage and/or to promote the quality and quantity of Grape production and that otherwise are in accordance with the Farming Standards and other provisions set forth in this Agreement. Scheid will give prompt written notice to IDV of any such emergency conditions and the response thereto undertaken by Scheid.

          9. FROST PROTECTION. Scheid agrees to install a frost protection system at the Property in accordance with the Development Plan set forth in EXHIBIT C-1 hereto. Following such installation, in the event that all or any significant part of the Grapes on the Property are lost due to frost damage, IDV shall have the right to request an investigation of the situation and Scheid shall provide IDV with complete access, upon reasonable notice, to the Vineyard and all related records.

          If frost damage to the Grapes is due to a failure on the part of Scheid or its Representatives to comply with the Farming Standards or to the negligence or intentional misconduct of Scheid or its Representatives in the design or operation of the frost protection system, then IDV will, at its
option, either [[        ]].  IDV shall give prompt written notice to Scheid
of its election of an option under this paragraph and in any event not later
than June 1 of the applicable Crop Year.  [[      ]]

          If frost damage occurred due to conditions other than as described in the immediately preceding paragraph, then IDV will accept delivery of the Grapes from such portion of the Vineyard where frost damage occurred and pay to Scheid the Purchase Price therefor.

          If the parties are unable to agree, within 60 days of the date IDV is notified by Scheid of the frost damage, as to the cause of such frost damage under this

Section 9, then the issue will be referred for resolution pursuant to Section 32 herein.

          10. HARVEST, DELIVERY AND ACCEPTANCE OF GRAPES. Harvest and delivery of Grapes grown in accordance with the terms and conditions of this Agreement shall not commence until the sugar content and pH of the Grapes have reached a point acceptable to IDV as described in Section 14.a. and Scheid has so notified a duly authorized representative of IDV orally or in writing. After such notice, IDV shall supply Scheid with daily schedules of the quantity and variety of Grapes to be harvested and delivered and the destination for such delivery, and Scheid shall comply therewith. All loads of Grapes must be scheduled prior to delivery by IDV and be accompanied by a signed original Grower Delivery Tag. If, after Grapes to be harvested have exceeded the Brix Optimum Range Maximum level contemplated by Section 14.a. of this Agreement (based upon samples taken by Scheid and reported to IDV unless reasonably disapproved by IDV within 24 hours after such report is provided to IDV), (i) Scheid notifies IDV or its duly authorized representative orally or in writing of the same, and (ii) IDV unreasonably delays the time for delivery of such Grapes, and (iii) such delay results in a failure on the part of Scheid to meet one or more of the quality standards, targets or requirements set forth in Section 14 or Section 15 herein, then Scheid shall be relieved of the obligation to comply with (and the consequences of a failure to comply with) those standards, targets or requirements Scheid failed to so meet as a result of such unreasonable delay.

          Grapes covered by this Agreement will be harvested and delivered at IDV's expense to a California winery as designated by IDV; provided however, the harvesting and delivery cost per ton and/or per acre must be approved in writing in advance by IDV, which approval shall not be unreasonably withheld or delayed (it being agreed that IDV's withholding of consent shall be deemed reasonable in all cases if such harvest and delivery costs exceed the costs thereof generally prevailing in the same district). If such approval is not properly obtained or such costs are in excess of the IDV approved costs, such additional costs shall be the sole responsibility of Scheid unless such additional costs are incurred in responding to an emergency condition, such as unanticipated changes in weather or other conditions beyond the reasonable control of Scheid, pursuant to Section 8.b., in which case the reasonable additional costs incurred in connection with the harvesting and delivery of the Grapes shall be the responsibility of IDV to the extent the same do not exceed costs thereof generally prevailing in the same district, taking into account such emergency or other conditions and taking into account the quality of the services provided. After proper approval by IDV, Scheid shall arrange and manage the harvesting and trucking of the Grapes. All third party trucking charges shall be audited and paid by Scheid and then submitted to IDV for its review. IDV may, at its option, obtain bids for such elements of labor, equipment or services of equivalent quality (having due regard for the quality and the quantity of the Grapes harvested, the safety of personnel and the minimization of damage to the vines and other improvements at the Vineyard) as IDV may desire to satisfy itself of the appropriateness of the amounts of the harvest and delivery costs. If IDV identifies elements of the harvest and delivery costs lower than those proposed by Scheid, IDV shall consult with Scheid regarding the use of such providers and Scheid shall, in its reasonable business judgment, decide whether or not to use such providers or whether to reduce its charge to an equivalent amount.

          11. BULK TANK AND GONDOLA STANDARDS. Grapes will be delivered in equipment suitable to protect the quality of the fruit and equipped for side dumping into crushers or hoppers. All bulk tanks and gondolas used by Scheid will not leak and such bulk tanks and gondolas made of iron must have satisfactory food-grade interior surfaces to ensure that no bare iron will come in contact with Grapes. Any bulk tanks or gondolas that do not meet this requirement must receive an application of lead-free, food-grade paint before they can be used for delivery of Grapes to IDV. Scheid will at all times during the harvest of the Grapes maintain all harvesters and bulk containers used for the harvesting and delivery of the Grapes in a clean and sanitary condition. In the event that IDV directs Scheid to use a particular provider of bulk tanks and gondolas, then Scheid shall not be required to comply with the bulk tank and gondola standards contained in this Section 11 with respect to the bulk tanks and gondolas used by such provider, but Scheid shall notify IDV in the event Scheid or its Representatives become aware that such bulk tanks or gondolas do not meet such standards.

          12.  COVENANTS, REPRESENTATIONS, AND WARRANTIES OF SCHEID.   Scheid
hereby expressly covenants, represents and warrants the following:

               a. Scheid either owns or has full rights and authority to sell, deliver and otherwise dispose of the Grapes to be conveyed hereunder.

               b. At the time and place of delivery, all of the Grapes shall be free and clear of all liens, encumbrances, options, contract rights and other rights of third parties ("Liens").

               c. Scheid is not presently a party nor shall it become a party to any other contract or agreement providing for the sale or delivery of or the granting of any Lien with respect to the Grapes which would in any way limit the obligations of Scheid pursuant to this Agreement or limit IDV's rights to the Grapes.

               d. Scheid shall indemnify and hold IDV and its affiliates harmless from and against any losses, damages, liabilities, costs and expenses including without limitation reasonable attorney's fees and costs of IDV as a result of or in connection with (i) any actual or alleged contract or agreement for the sale or delivery of the Grapes or any Lien on the Grapes at the time of delivery hereunder, or (ii) any breach of this Agreement by Scheid or any of its Representatives.

               e. Each load of Grapes shall at the time and place of delivery be 100% of the variety declared on the Delivery Tag and Weight Certificate.

               f. The Grapes delivered hereunder to IDV on the date and place of delivery shall not be adulterated or misbranded within the meaning of the Federal Food, Drug and Cosmetic Act, as amended, and shall not be an article that may not, under the provisions of Sections 301(d), 404 or 405 of that Act, be introduced into interstate commerce.

               g. All Grapes delivered to IDV will, in all respects, conform to the requirements of the Sherman Food, Drug, and Cosmetic Law of California, and the regulations of the California State Department of Public Health and all other state and federal laws pertaining to the Grapes sold under this Agreement.

               h. The Lease attached hereto as EXHIBIT B is a true and complete copy of the lease covering the Property and such Lease has not been amended and is in full force and effect as of the date of this Agreement. Concurrently with the execution and delivery of this Agreement, Scheid shall deliver to IDV a consent and non-disturbance agreement in recordable form and in a form otherwise acceptable to IDV, executed by Lessor, pursuant to which Lessor shall consent to this Agreement and shall agree, among other things, to enter into a new lease with IDV on terms comparable to those in the Lease if the Lease shall terminate for any reason. Scheid shall concurrently give to IDV a copy of any notice given by Scheid to Lessor under such agreement.

          13. INSPECTION AND WEIGHING. All Grapes must be weighed on public scales at IDV's receiving winery before unloading. Appropriate measurements including Brix, acid, Defects, and M.O.G. will be determined by an inspector of the Department of Food and Agriculture, Fruit and Vegetable Quality Control, State of California ("State Inspector"), if the facility to which Grapes are delivered has a State Inspector located at such facility. Sugar will be determined by refractometer or other device by the State Inspector. IDV and Scheid agree to accept and be bound by the findings of the State Inspector. State Inspectors may of their own volition, or at the request of a representative of either IDV or Scheid, make a second inspection if reasonably necessary based on the inspection results of previous deliveries.

          14. GRAPE QUALITY TARGETS AND STANDARDS. Scheid will and will cause its Representatives to implement the Farming Standards with the goal that all Grapes delivered to IDV shall, on a load by load basis, meet each of the following Grape Quality Targets and Standards:

               a.   Sugar (Brix) and pH Standards.


          BRIX      BRIX      BRIX      BRIX      pH        pH
          DELIVERY  DELIVERY  OPTIMUM   OPTIMUM   DESIRED   DESIRED
          RANGE     RANGE     RANGE     RANGE     RANGE     RANGE
VARIETY   MINIMUM   MAXIMUM   MINIMUM   MAXIMUM   MINIMUM   MAXIMUM

                                   [[        ]]

               For the purpose of scheduling the harvest and delivery of Grapes, IDV will be guided by the Optimum brix and Desired pH ranges set forth above. Scheid and IDV agree to work together to attempt to harvest Grapes at Optimum brix and Desired pH levels. Without limiting the effect of the fourth sentence of Section 10, to the extent that IDV requests Scheid to harvest and deliver the Grapes at brix levels in excess of or less than the Optimum range, Scheid shall comply with such request.

               b. Grape Defects. Defects are defined in accordance with the custom of the grape industry and the practice of the Grape Inspection Service provided by the California Department of Food and Agriculture. Defects shall be considered defective grapes if they evidence mold, rot, or mildew resulting in decomposition ("Defects").

                    To the extent that material Defects are discovered by Scheid in any portion of the Vineyard prior to harvest, Scheid shall immediately inform IDV in writing and, if requested to do so by IDV, Scheid shall use all reasonable efforts to drop defective Grapes on the ground and harvest the non-defective fruit separately so as to minimize or eliminate the delivery of defective Grapes to the delivery location.

               c. Material Other Than Grapes (M.O.G.). M.O.G. is defined in accordance with the custom of the California grape industry and the practice of the Grape Inspection Service provided by the California Department of Food and Agriculture and shall include, without limitation, leaves, leaf stems, canes, and any other foreign materials. Scheid agrees to use all reasonable efforts to minimize the amount of M.O.G. in each load of Grapes.

                    Any load of Grapes having [[       ]] M.O.G. or more by
     weight may be rejected by IDV. In the event of such rejection, IDV shall receive a credit or refund calculated in the manner provided in Section 15.
     Any load of Grapes delivered by Scheid having at least [[        ]] M.O.G.
     but less than [[         ]] M.O.G. by weight, or which has [[         ]] or
     more M.O.G. by weight but is not rejected by IDV, shall be subject to a penalty to be charged by IDV to Scheid equal to the full percentage of M.O.G. in the load as determined by the State Inspector, multiplied by the
     weight in tons of the load, multiplied by [[      ]].  The penalty will be
     deducted by IDV from the Purchase Price of the Grapes. In the event that IDV desires to reject such Grapes or to assess such penalty in accordance with the foregoing provisions of this paragraph, Scheid will be given one opportunity to remove such M.O.G. so long as the same will not adversely affect wine quality, and the load shall be re-tested by the State
     Inspector.  If a re-test reflects M.O.G. of less than [[         ]] by
     weight, IDV shall accept such Grapes, and if a re-test reflects M.O.G. of
     less than [[        ]] M.O.G. by weight, Scheid shall not be subject to the
     penalty provided for in this paragraph. In the event any M.O.G. is present in the Grapes, it shall be rebuttably presumed that such M.O.G. originated with Scheid and Scheid shall be responsible for all direct and consequential damages caused by such M.O.G. unless such presumption is rebutted by Scheid and Scheid proves that such M.O.G. did not originate with Scheid or its Representatives.

               d. Procedures Regarding Brix, pH and Defects. In the event that Scheid shall deliver any load of Grapes which (a) does not fall within the Brix Delivery Range Minimum and Maximum and/or the pH Desired Range
     Minimum and Maximum, or (b) has more than [[      ]] Defects by weight,
     then the following procedures shall govern:

                    (1) if the problem referred to in clause (a) and/or clause (b), as applicable, is proximately caused by a failure on the part of Scheid or its Representatives to comply with the Farming Standards, then IDV, at its option, may either accept such load of Grapes and pay a reduced Purchase Price therefor in an amount negotiated by Scheid and IDV or reject such load of Grapes and receive a credit from Scheid determined in the manner provided in Section 15, which credit shall be deducted from the Purchase Price of such Grapes; or

                    (2)  if such problem is caused other than as described in
          Section 14d(1) above, then IDV shall accept such load of Grapes and pay the Purchase Price therefor.

          15. QUALITY PROBLEMS RELATED TO SCHEID PERFORMANCE. If any of the problems or issues set forth in this Section 15 occur and to the extent provided in Section 14(d) above, IDV may, at its option, reject the affected load of Grapes and, except as provided in the next following sentence, receive
[[       ]].  The foregoing right of rejection shall be applicable to the circumstances described in Section 14d(1) and to any of the following:

               a.   Any amount of black grapes in a load of white grapes.

               b.   Mixed variety loads.

               c. Over night loads (loads picked earlier than 10:00 P.M. of the day prior to delivery, without IDV's prior oral or written permission).

               d. Loads delivered contrary to IDV's scheduling and delivery rules known in advance by Scheid and not necessitated by unanticipated changes in weather or other conditions beyond the reasonable control of Scheid.
               e. Wild fermentation, to the extent within the reasonable control of Scheid.

               f. Ethyl alcohol above 0.08 percent by volume, to the extent within the reasonable control of Scheid.

               g. Loads contaminated with caterpillars, tomato worms, or other insects or rodents, motor fuel, hydraulic fluid, other oil-base products, agricultural chemicals residue in excess of legal limits, or with an agricultural chemical either not registered for use in vineyards or not applied according to label instructions.

               h. Loads delivered in tanks or gondolas which were cited after not passing IDV inspection as provided for herein and which were not properly resurfaced or repaired before being used again for delivery of grapes to IDV.

          16. MECHANICAL GRAPE HARVESTING. Grape quality problems in the Vineyard, including but not limited to Defects, may result in Scheid, at the direction of IDV, being required to either harvest the Grapes by hand or to remove all defective

Grapes prior to mechanical harvesting. IDV shall be responsible for the costs of dropping any such Grapes unless a failure by Scheid or its Representatives to comply with the Farming Standards is a proximate cause of the Grape quality problem involved, in which case such costs shall be borne solely by Scheid. The costs of hand picking any such Grapes shall be considered part of the harvesting and delivery costs to be paid by IDV and shall be subject to the provisions of Section 10.

          Mechanical harvesting of grapes under this Agreement may not be started prior to 10:00 P.M. on the day prior to delivery, unless approved in advance by the IDV field representative.

          17. PESTICIDES, HERBICIDES, NEMATOCIDES, ETC. Scheid shall become knowledgeable of the requirements of California Proposition 65 (Safe Drinking Water and Toxic Enforcement Act of 1986), including the continually updated list of chemicals and substances which pose a significant risk of cancer or reproductive toxicity via ground water, food, environment, occupational or other contamination. The use of any such prohibited substance shall be an immediate and material breach of this Agreement by Scheid and IDV may, in addition to any other available remedies, collect direct and consequential damages from Scheid resulting from such breach. SCHEID IS CAUTIONED TO SEEK LEGAL ADVICE FROM ITS COUNSEL OR THE STATE HEALTH AGENCY REGARDING SUCH LAWS.

          Each year Scheid will submit to IDV its County Agricultural Permit Number. IDV will have access to the agricultural chemical use information of Scheid through permit number and Scheid records.

          18. AGRICULTURAL EMPLOYER. Scheid shall be solely responsible for selecting and hiring its own employees and for their supervision, direction and control. Moreover, Scheid shall be solely responsible for setting wages, benefits, hours and working conditions for such employees, for furnishing, during the entire period of this Agreement, workers' compensation insurance coverage, for paying wages and social security, for paying unemployment insurance and disability insurance contributions, and for withholding taxes and any other taxes with respect to such employees.

          Scheid acknowledges and agrees that Scheid is the sole agricultural employer of persons or contractors engaged to perform agricultural services pursuant to this Agreement. In performing its duties and obligations under this Agreement, Scheid shall direct the operation of its labor and equipment in all respects. It is specifically agreed that IDV shall not be responsible for any of the Agricultural Employer responsibilities relative to Scheid's employees hereunder, and Scheid shall indemnify and hold IDV and its affiliates harmless with respect thereto.

          Scheid covenants that Kurt Gollnick has senior management responsibility for the development and operation of the Vineyard as Vice President Vineyard Operations for Scheid, his present position. In the event that he is replaced, Scheid shall reasonably consult with IDV as to his replacement, but the final decision as to his replacement shall be Scheid's.

          19. ENTRY TO SCHEID'S PROPERTY. Throughout the term hereof, IDV's representatives may enter upon the Property at any reasonable times, without notice, and in a reasonable manner for the purpose of inspecting the Vineyard and the vines and Grapes thereon, observing the viticultural practices being followed, and observing grape quality and grape maturity. Such inspections may include, without limitation, taking samples of Grapes in reasonable quantities and taking pictures of and otherwise recording data with respect to the Property and the Grapes and vines thereon. IDV will abide by any Phylloxera and similar precautions that have been reasonably implemented by Scheid for the purpose of maintaining the health and condition of the Vineyard; however, such precautions will not limit IDV's access to the Property.

          The parties agree that IDV shall have no duty to inspect and monitor Scheid's farming and viticultural practices on the Property, and that IDV shall not incur any liability or relieve Scheid of any of its obligations as a result of any inspection or monitoring related to farming or viticultural practices on the Property.

          20.  NON-ASSIGNMENT.

               a. Scheid shall not directly or indirectly, transfer or assign any of its rights, interests or obligations under or relating to this Agreement or the Lease without the prior written consent of IDV, which will not be unreasonably withheld or delayed; provided, however, that no consent of IDV shall be required for any assignment to any person or entity that is an affiliate of Scheid that has an equivalent net worth and that assumes in writing Scheid's obligations under this Agreement or the Lease, as the case may be. Scheid will not agree to any modification of the Lease with respect to the Property that would have a material adverse effect on Scheid's ability to perform its obligations under this Agreement without the prior written consent of IDV, which consent will not be unreasonably withheld or delayed.

               b. IDV shall not directly or indirectly, transfer or assign any of its rights, interests or obligations under or relating to this Agreement without the prior written consent of Scheid, which will not be unreasonably withheld or delayed; provided, however, that no consent of Scheid shall be required for any assignment to any entity that (i) is an affiliate of IDV that has an equivalent net worth and that assumes in writing IDV's obligations under this Agreement or (ii) has a net worth of at least $50,000,000, determined in accordance with generally accepted accounting principles, as demonstrated by evidence reasonably acceptable to Scheid, and that assumes in writing IDV's obligations under this Agreement.

               c. For purposes of this Section 20, any sale, reorganization or other transaction which results directly or indirectly in a change in control of Scheid or IDV shall be deemed to be an assignment and transfer by Scheid or IDV, as applicable, of this Agreement which shall require the prior written consent of the other party to the extent provided in Sections 20.a. and 20.b. above. Notwithstanding the foregoing, any change in control of Scheid, if any, that may result from the implementation of the estate plan of any stockholder of Scheid Vineyards Inc. (of which Scheid is a wholly owned subsidiary) shall not require any approval or consent of IDV unless the implementation of such estate plan involves a change in control resulting from the transfer of stock of Scheid Vineyards Inc. directly or indirectly to one or more third parties unrelated to the deceased stockholder.

          21. MATTERS BEYOND SCHEID'S CONTROL. In the event Scheid is compelled to modify, reduce or suspend operations or cease or modify performance of its obligations hereunder because of the passage hereafter of any laws or regulations, or because of any legal or administrative proceedings of any government or governmental agency, court or administrative agency order, strikes, boycotts, lockouts, other labor disturbances, fire, explosion, earthquake, catastrophe, or crop failure or shortage as a result of uncontrollable actions of the elements, then if the same is not caused by a failure on the part of Scheid or its Representatives to comply with the Farming Standards or by negligence or intentional misconduct on the part of Scheid or its Representatives, Scheid may, at its option and while so affected, be relieved to the extent thus prevented from performing its obligations hereunder, provided, that Scheid shall use all reasonable efforts to remove the disability and resume full performance hereunder at the earliest possible time.

          22. BINDING EFFECT. This Agreement and the covenants herein contained shall run with and bind Scheid's interest in the Property and shall bind the parties hereto, their heirs, executors, administrators, grantees, vendees, transferees, assignees, legatees, devisees and other successors in interest, whether partial or entire. Each party agrees to cause any such successor in interest to sign an agreement with the other party to assume and be bound by this Agreement in form suitable for recording, to the other party's reasonable satisfaction.

          23. AUTHORITY. Each corporate party and/or partnership and the agents executing this Agreement on their behalf hereby warrant that each entity is a corporation or partnership in good standing and is fully authorized to execute this Agreement and the other documents called for hereunder and that the agent is properly authorized to act for the corporation or partnership.

          24. WAIVERS. No failure or omission by IDV or Scheid to insist upon or enforce any of the terms hereof shall be deemed a waiver of such terms unless the same shall be in writing and signed by the waiving party. Waiver of a term or default at any time shall not be deemed a waiver of any other term or default or of the same term or default at another time.

          25. CONFLICT OF PROVISIONS. In the event there is a conflict between the terms of this Agreement and those in any Attachment or Exhibit (other than EXHIBIT B), the terms in such Attachment or Exhibit shall prevail over this Agreement.

          26. ARTICLE HEADINGS. The titles contained in the article headings of this Agreement are merely for convenience and are not intended to give meaning to the matter in the articles following such titles. Said titles do not constitute any part of this Agreement and are not to be considered in its interpretation.

          27. CUMULATIVE RIGHTS. Except as may otherwise be specifically provided herein, all rights and remedies specified in this Agreement are cumulative.

          28. RECORDING. Scheid agrees and covenants that upon request of IDV, Scheid will execute and otherwise assist IDV in recording with the Recorder of the County in which the Property is located one or more Memoranda of Contract or other appropriate documents, in form mutually acceptable to both parties, suitable for providing a record of this Agreement in the real property records of that county and shall obtain all necessary consents from the Lessor to fulfill the obligations hereunder and obtain the necessary consent and non-disturbance agreement required by Section 12.h.

          29. NOTICES. Any notice, advice, demand or communication required or to be given under the terms of this Agreement shall be given in writing by certified, return receipt requested mail or by personal delivery, and if mailed shall be deemed delivered five (5) days after mailing, directed as follows, provided that either Scheid or IDV may change its address by so serving written notice of such change on the other party hereto, directed as follows:

               FOR IDV:

               IDV Wines
               President
               21468 Eighth Street East
               Sonoma, CA  95476

               with a copy to:
               General Counsel
               IDV North America Vineyards Inc.
               450 Columbus Blvd.
               P. O. Box 778
               Hartford, CT  06142-0778

               FOR SCHEID:

               Alfred G. Scheid or Heidi M. Scheid
               Scheid Vineyards California Inc.
               13470 Washington Boulevard, Suite 300
               Marina del Rey, CA  90292

               with a copy to:
               Kurt Gollnick
               Scheid Vineyards California Inc.
               1972 Hobson Avenue
               Greenfield, CA  93927

          30.  TERMINATION.  This Agreement may be terminated at any time:

               a.   by the mutual consent of the parties;

               b. by the non-breaching party, in the event of a breach by the other of any representation, warranty, covenant or agreement contained herein or in any amendment of this Agreement or any document executed pursuant to or in connection with this Agreement, which is not cured or cannot be cured in all material respects within twenty (20) business days after written notice thereof has been given to the other party, or if any such breach shall not reasonably be susceptible of cure within such twenty
     (20) business day period, then the other party shall fail to take steps reasonably designed to cure such breach and such breach is not cured as expeditiously as reasonably possible and in any event no later than ninety
     (90) calendar days after such notice is given;

               c. by a party in the event that (i) a petition shall be filed by or against the other party under any chapter of the United States Bankruptcy Code or under any similar laws or regulations of any jurisdiction relating to the relief of debtors, or for the relief or readjustment of any indebtedness of said other party, either through reorganization, composition or otherwise, (ii) there is an appointment of a receiver of any material portion of the assets of said other party, (iii) said other party makes any general assignment for the benefit of creditors,
     (iv) there is a foreclosure upon all or substantially all of the property of said other party, or the condemnation, seizure, attachment or appropriation thereof, or (v) said other party otherwise becomes insolvent, provided that if any of the foregoing occurrences are not the voluntary act of the affected party, the affected party will have ninety (90) days after the commencement thereof to vacate such proceeding or appointments;

               d.   by IDV during January through March of any year after 2005
     in the event that [[          ]] for such respective Crop Years as set
     forth in Section 1, unless Scheid can demonstrate to the reasonable
     satisfaction of IDV that the failure [[      ]] is the result of either (i)
     compliance by Scheid with instructions given to it by IDV under this Agreement (whether or not set forth in the Development Plan or any Annual
     Plan) or (ii) weather conditions, disease or other causes beyond the reasonable control of Scheid; and in each case is not proximately caused by failure of Scheid or its Representatives to comply with the Farming Standards;

               e. by IDV in the event of a breach by Scheid under the Lease which is not cured within any applicable cure periods provided for therein or in the event that foreclosure proceedings are commenced by any financial institution or other lender with respect to Scheid's rights and interests in or to the Lease or the Vineyards;

               f.   by IDV, upon giving at least twelve (12) months' notice to
     Scheid, in the event that as a result of the application of the Purchase Price adjustment provisions set forth in Section 3, the maximum price per acre to be paid pursuant to Section 3 (exclusive of any Bonus) would exceed
     [[        ]]; provided, however, that such termination shall not be
     effective in the event that Scheid shall agree, in a writing reasonably satisfactory to IDV and delivered to IDV not later than thirty (30) days after the giving by IDV of such termination notice, that said maximum price
     shall remain at [[       ]] for the balance of the term of this Agreement
     and that the other prices shown in the table in Section 3 shall not exceed
     [[        ]] of such prices for the balance of
     such term; or

               g. by Scheid, upon giving at least twelve (12) months' notice to IDV, in the event that during any four consecutive Crop Years (commencing with Crop Year 2003 so that the first four-Crop-Year period shall begin January 1, 2003 and end December 31, 2006), Scheid's
     Operational Costs have increased cumulatively by more than [[         ]];
     provided, however, that such termination shall not be effective in the event that IDV shall agree, in a writing reasonably satisfactory to Scheid and delivered to Scheid not later than thirty (30) days after the later of
     (i) the date such termination notice was given by Scheid, or (ii) the date IDV completes an examination of the books and records of Scheid with respect to such Operational Costs (the date in clause (ii) shall in any event be not later than sixty (60) days after the date in clause (i)), that IDV will agree to a purchase price increase or other form of reimbursement to Scheid in such amount as may be mutually agreed upon by the parties, applicable for all Crop Years following such four-year period. If IDV desires to negotiate such economic terms rather than suffer a termination of this Agreement, both Scheid and IDV agree to negotiate in good faith with respect thereto for such thirty (30)-day period.

          In the event of a breach by Scheid of its obligations under Sections 5 or 6 of this Agreement that is not cured following written notice from IDV within the time period contemplated by Section 30.b. above, IDV, in addition to all of its other rights and remedies, may elect, by written notice to Scheid, to purchase Grapes at the Alternative Purchase Price set forth below during each Crop Year until such noticed breach or breaches have been cured. Such breach or breaches shall be deemed to have been cured for a Crop Year only if they have been cured prior to July 15 of such Crop Year. In the event of any such election, IDV may continue to exercise its right of termination under
Section 30.b. above, unless the noticed breach or breaches have been previously cured, during the month of December of any Crop Year. The term "Alternative Purchase Price" shall mean whichever of the following shall result in the lowest
total cost per ton of each variety of Grapes:  [[      ]].

          31. GOVERNING LAW. THIS AGREEMENT IS TO BE GOVERNED BY AND CONSTRUED ACCORDING TO THE LAWS OF THE STATE OF CALIFORNIA.

          32. MEDIATION OF DISPUTES; ARBITRATION. In the event any disagreement or dispute between the parties arising out of this Agreement cannot be settled by negotiations between the parties hereto within thirty (30) days from the inception of such disagreement or dispute, such disagreement or dispute shall be submitted by either party to the San Francisco branch of Judicial Arbitration and Mediation Services, Inc., a professional mediating service consisting of retired Federal and State judges ("JAMS"), or another mutually acceptable third party. No party shall commence any civil action for claims under this Agreement until 30 days after the date the matter is submitted to mediation; however, either party may seek injunctive relief prior to the submission or during such mediation. The mediation shall be conducted in accordance with the rules of JAMS (or such other mutually acceptable third party) and shall be held in San Francisco, California. The parties shall share equally all costs of mediation other than representation by counsel, which shall be at each party's own expense.

          Any disagreement or dispute which is not settled by mediation as provided above within 30 days of its submission to such mediation shall be determined by arbitration in San Francisco, California before a single arbitrator and judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction thereof. The choice of arbitrator and the arbitration shall be governed by the Commercial Arbitration Rules of the American Arbitration Association except as modified in this paragraph. IDV and Scheid agree as follows with respect to any arbitration initiated hereunder:

               a. There shall be no enforced or ordered discovery prior to the arbitration proceeding except that each party may take not more than two depositions and may serve the other party with a single set of not more than 20 interrogatories without subparts.

               b. Oral presentation to the arbitration shall be limited to a total of three hours for IDV and three hours for Scheid.

               c. Any opening and/or closing briefs or legal memoranda submitted to the arbitrator shall not exceed twenty-five (25) pages in length and shall be delivered to the opposing party at least 48 hours in advance with permission to file a five (5) page rebuttal paper with the arbitrator.

               d.   The arbitrator may not award punitive damages.

               e. The arbitrator shall agree to enter his/her written decision within seven (7) days of the completion of oral presentations.

               f. The parties shall cooperate to expedite the arbitration proceeding and complete it as soon as reasonably practicable.

               g. The decision of the arbitrator will be conclusive and binding on the parties.

               h. Nothing in this Section 32 will prevent IDV from resorting to judicial proceedings under Section 39 or if interim resort to a court otherwise is necessary to prevent serious and irreparable harm or injury to IDV.

          33. ENTIRE AGREEMENT. The parties expressly agree that this Agreement, including the Exhibits attached hereto, and the documents executed by them pursuant to this Agreement, constitute the entire Agreement between them pertaining to the subject matter hereof and supersedes all prior agreements and understandings of the parties with respect to the subject matter hereof.

          34. CONFIDENTIALITY. Unless consented to in writing by both parties and except to the extent required by applicable law, both parties shall keep the terms of this Agreement strictly confidential and may not make any disclosure of the economic terms of this Agreement to any person; provided, however, that each party shall have the right to disclose the existence of this Agreement (but not its economic terms) to any third party and the right to provide a copy of and disclose the terms of this Agreement to any regulatory authority having jurisdiction over such party.

          35. ATTORNEYS' FEES. If any arbitration, litigation or other proceeding between the parties (other than a mediation pursuant to Section
32) is commenced in connection with or related to this Agreement, the losing party shall pay the court costs or arbitration costs, as applicable, the reasonable attorneys' fees and costs and expenses and the reasonable costs and expenses of investigation of the prevailing party incurred in connection therewith.

          36. DISCLAIMERS BY SCHEID. THE WARRANTIES BY SCHEID EXPRESSLY MADE IN THIS AGREEMENT OR THE EXHIBITS HERETO OR IN ANY OF THE DOCUMENTS EXECUTED BY SCHEID PURSUANT HERETO OR IN CONNECTION HEREWITH ARE IN LIEU OF ALL OTHER WARRANTIES, EXPRESSED OR IMPLIED, INCLUDING BUT NOT LIMITED TO ANY IMPLIED WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE.

          37. CHANGES IN CRUSH REPORT. As used in this Agreement, the term "Final Crush Report" means the Final Grape Crush Report published by the California Department of Food and Agriculture (the "Department") on or about March 10 of each year, as it may be supplemented or corrected by the Department through the succeeding first day of August. If the Final Crush Report shall no longer be published, then an appropriate substitute for the Final Crush Report shall be mutually agreed upon in good faith and used by the parties, and all computations provided for herein based on the Final Crush Report shall be appropriately adjusted. If the Department changes the format of the Final Crush Report from the format of the Final Crush Report dated March 10, 1998, the source of data (from within the applicable Final Crush Report) for determining any price for any variety of Grapes shall be the table that reports the weighted average price per ton, delivered basis, of all tonnage purchased from non-related sources for wine, concentrate, juice, vinegar, and beverage brandy (currently, Table
10) for such Grapes from the smallest geographic district(s) or area(s) that includes all of what is currently defined as California Reporting District 7.
 If the reporting rules of the Department are changed to include related and non-related party transactions on a combined basis in the Final Crush Report, and the Final Crush Report does not separately reflect non-related party transactions, the parties shall negotiate in good faith an alternative pricing method. For purposes of this Agreement, a "non-related party transaction" has the meaning specified in the Final Crush Report dated March 10, 1998.

          38. SEVERABILITY. If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement will remain in full force and effect. Any provision of this Agreement held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable.

          39. BREACH. If Scheid breaches any of its obligations under Sections 1, 10, or 28 of this Agreement, IDV, in addition to all of its other rights and remedies, shall be entitled to equitable relief to protect its interests, including but not limited to injunctive relief, as well as money damages.

          IN WITNESS WHEREOF, the parties here executed this Agreement to be effective as of the date first above written.

SCHEID:                            IDV:

SCHEID VINEYARDS                   INTERNATIONAL DISTILLERS
CALIFORNIA INC.,                   AND VINTNERS NORTH
a California corporation           AMERICA, INC., a Connecticut
                                   corporation

By:  /S/ HEIDI M. SCHEID           By:  /S/ JAMES A. BECKMAN
     --------------------------         ----------------------------
Its:  Vice President Finance       Its:  Vice President Operations

                                  EXHIBIT C-1

                                DEVELOPMENT PLAN

                                  [[         ]]



                                      C-1-1

                                    EXHIBIT D-1

                      EXAMPLES OF PURCHASE PRICE ADJUSTMENTS

                                   [[         ]]



                                       D-1-1

                                     EXHIBIT D-2

                           DIRECT LABOR RATE CALCULATION

                                    [[         ]]



                                        D-2-1

                                     EXHIBIT E

                            OPERATIONAL COST CATEGORIES

                                    [[         ]]



                                        E-1